Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introductory Note

Description of the transaction

On May 30, 2014, Vericel Corporation ("Vericel" or the "Company") completed its acquisition of certain assets of Sanofi, a French société anonyme (“Sanofi”) including all of the outstanding equity interests of Genzyme Denmark, a wholly-owned subsidiary of Sanofi, and over 250 patents and patent applications and assumed certain liabilities for purposes of acquiring portions of the of the cell therapy and regenerative medicine business (the “CTRM” business). The CTRM Business is a commercial business, with manufacturing, marketing and sales capabilities.  Pursuant to the terms of the asset purchase agreement, the Company paid a total purchase price of $6.5 million, including $4.0 million in cash and a $2.5 million promissory note which was repaid on July 30, 2014.

Basis of presentation

The Company accounted for the acquisition of the CTRM business as a business combination as prescribed in Accounting Standards Codification 805, "Business Combinations".

The accompanying unaudited pro forma condensed combined statement of operations for the year ending December 31, 2014 is presented as if the acquisition of the CTRM business had occurred on January 1, 2013.

These unaudited pro forma condensed combined financial statements should be read in conjunction with (1) the audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the period ended December 31, 2014, as filed with the SEC on March 25, 2015 and (2) the Special Purpose Combined Statements of Net Assets Acquired for the CTRM Business as of March 31, 2014 (unaudited), December 31, 2013 and December 31, 2012 and Special Purpose Combined Statements of Revenues and Direct Expenses for the three month periods ended March 31, 2014 (unaudited) and 2013 (unaudited) and the years ended December 31, 2013 and 2012 as included in exhibit 99.1. In management's opinion, all adjustments necessary to reflect the significant effects of these transactions have been made. These unaudited pro forma condensed combined financial statements are based on assumptions and estimates considered appropriate by the Company's management; however, they are not necessarily, and should not be assumed to be, an indication of the Company's financial position or results of operations that would have been achieved had the acquisitions been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not include the effects of any non-recurring costs or one-time transaction related costs. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.

Vericel Corporation
Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2014
(amounts in thousands, except per share data) (unaudited)

	Vericel	CTRM for the period January 1 to May 30, 2014	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product sales	$28,796	$16,110	$—		$44,906
Total revenues	28,796	16,110			44,906
Costs and expenses:
Cost of product sales	17,293	16,851	117	(A)	33,941
			(320)	(B)
Research and development	21,263	3,260			24,523
Selling, general and administrative	13,774	6,192	(117)	(C)	19,381
			(468)	(D)
Total operating expenses	52,330	26,303	(788)		77,845
Loss from operations	(23,534)	(10,193)	788		(32,939)
Other income (expense):
(Increase) decrease in fair value of warrants	(27)				(27)
Bargain purchase gain	3,473		(3,473)	(E)	—
Foreign currency translation gain	152				152
Interest income	24				24
Other expense	(2)				(2)
Interest expense	(6)				(6)
Total other income (expense)	3,614	—	(3,473)		141
Net Loss	$(19,920)	$(10,193)	$(2,685)		$(32,798)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(2.23)				$(3.33)
Weighted average number of common shares outstanding (Basic and Diluted)	11,642				11,642

(A) Represents the amortization for 5 months of the $3.4 million commercial rights acquired, assuming a useful life of 12 years (see Note 1 below).

(B) Represents the elimination of the fair value adjustment to inventory directly related to the acquisition which was expensed in 2014 through cost of product sales.

(C) Represents a reduction in depreciation expenses for 5 months which resulted from the step down of the value of fixed assets of $2.4 million over the respective useful lives of the assets acquired of 2 to 5 years.

(D) Represents the elimination of acquisition costs directly related to the acquisition that were expensed in 2014.

(E) Represents the elimination of the nonrecurring transaction related bargain purchase gain which is included in the Vericel year ended December 31, 2014 results.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013
(UNAUDITED) (AMOUNTS IN THOUSANDS)

1. ACQUISITION OF THE CTRM BUSINESS

The unaudited pro forma condensed combined financial information reflects a total purchase consideration of approximately $6.5 million, including $4.0 million in cash and a $2.5 million promissory note which was repaid on July 30, 2014.

The Company recognized tangible and intangible assets and liabilities acquired based upon their respective estimated fair values as of the acquisition date. The table below shows the final fair values assigned to the assets acquired and liabilities assumed. Based on this analysis, the transaction resulted in a bargain purchase gain.

Purchase price allocation (In thousands):	Fair Value
Cash	$5,050
Accounts receivable	53
Inventory	2,039
Other current assets	192
Accounts payable and accrued expenses	(939)
Asset retirement obligation	(1,600)
Property and equipment	1,818
Intangible assets	3,360
Bargain purchase gain	(3,473)
Total consideration	$6,500

The primary driving factor for the bargain purchase gain was the structure of the CTRM transaction. As part of the acquisition, the Company received $5.0 million in cash from Sanofi in order to fund a restructuring of the Denmark operations and close the facility. As of December 31, 2014, the Company has recorded restructuring charges of $3.0 million. Under U.S. GAAP, no restructuring actions were taken by Sanofi prior to the Company's purchase of the CTRM business, and accordingly, there were no restructuring related accruals in the opening balance sheet. Additionally, there were no restrictions on the use of the cash in Genzyme Denmark. The Company implemented its restructuring plans for Genzyme Denmark after the consummation of the CTRM transaction, and accordingly, recorded restructuring charges in the Company's results of operations in 2014.

The intangible assets acquired represent commercial use rights for certain products acquired in the transaction. This fair value of $3.4 million was determined using the income approach based on projected cash flows attributed to the commercial rights. The calculated value of the commercial rights intangible assets are amortized using the straight line method over an estimated useful life of twelve years.

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